Elevation Series Trust 485BPOS

 Exhibit 99 (d)(5)

ELEVATION SERIES TRUST
FIRST AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT
WITH PARALEL ADVISORS LLC AND VIDENT ADVISORY, LLC

THIS FIRST AMENDMENT, dated October 23, 2023 (the “Amendment”), to the Investment Sub-Advisory Agreement dated as of July 14, 2023 (the “Agreement”) is entered into PARALEL ADVISORS LLC, a Delaware limited liability company with its principal place of business at 1700 Broadway, Suite 1850, Denver, Colorado 80290 (the “Adviser”), VIDENT ADVISORY, LLC, a Delaware limited liability company with its principal place of business at 1125 Sanctuary Parkway, Suite 515, Alpharetta, Georgia 30009 (the “Sub-Adviser”), and ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust, on behalf of each series of the Trust set forth on Schedule A of the Agreement (each, a “Fund”).

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Adviser renders investment advisory services to certain Funds which are each series of the Trust;

WHEREAS, the Trust, Adviser, and the Sub-Adviser desire to amend Schedule A to the Agreement to add the SRH REIT Covered Call ETF as a Fund covered under the Agreement, so that the Sub-Adviser may render certain services to the Fund pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto, for the purpose of adding the SRH REIT Covered Call ETF, to be effective with respect to such Fund in accordance with Section 8 of the Agreement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PARALEL ADVISORS LLC

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

VIDENT ADVISORY, LLC

By:	/s/ Amrita Nandakumar
Name:	Amrita Nandakumar
Title:	President

ELEVATION SERIES TRUST

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

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AMENDED SCHEDULE A

to the INVESTMENT SUB-ADVISORY AGREEMENT by and between

ELEVATION SERIES TRUST

PARALEL ADVISORS LLC and VIDENT ADVISORY, LLC

For each Fund, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Annual Fee	Rate on Daily Next Assets	Effective Date
SRH U.S. Quality ETF	$40,000	0.05%	July 14, 2023
SRH REIT Covered Call ETF	$50,000	First $250 million in net assets - 0.06% Next $250 million in net assets - 0.055% All net assets thereafter - 0.05%	November 2, 2023

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